Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-53445, No. 333-74170 and No. 333-119466) on Form S-8, and Registration Statements (No. 333-90326, No. 333-112130, No. 333-116224, No. 333-140461 and No. 333-143153) on Form S-3, of Nanophase Technologies Corporation of our report dated March 14, 2008 relating to our audits of the financial statements and internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Nanophase Technologies Corporation for the year ended December 31, 2007.

/s/ McGladrey & Pullen LLP

Schaumburg, Illinois
March 14, 2008